Exhibit 99.1

News Release

Allison Transmission Announces Fourth Quarter and Full Year 2014 Results

Fourth Quarter 2014:

•	Net Sales $544 million, Adjusted Net Income $117 million, Adjusted EBITDA excluding technology-related license expenses $188 million, Adjusted Free Cash Flow $129 million or $0.71 per Diluted Share

Full Year 2014:

•	Net Sales $2,127 million, Adjusted Net Income $479 million, Adjusted EBITDA excluding technology-related license expenses $745 million, Adjusted Free Cash Flow $524 million or $2.87 per Diluted Share

INDIANAPOLIS, February 9, 2015 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the fourth quarter of $544 million, an 11 percent increase from the same period in 2013. The increase in net sales was principally driven by the continued recoveries in the North America On-Highway and Off-Highway end markets, and higher demand in the Service Parts, Support Equipment & Other end market, partially offset by lower demand in the Outside North America On-Highway and North America Hybrid-Propulsion Systems for Transit Bus end markets.

Adjusted Net Income, a non-GAAP financial measure, for the quarter was $117 million, compared to Adjusted Net Income of $78 million for the same period in 2013, an increase of $39 million. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $185 million, or 34.0 percent of net sales, compared to $153 million, or 31.1 percent of net sales, for the same period in 2013. Excluding $3 million of technology-related license expenses, Adjusted EBITDA for the fourth quarter of 2014 was $188 million, or 34.6 percent of net sales. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $129 million, or $0.71 per diluted share, compared to $109 million for the same period in 2013, or $0.59 per diluted share.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Our fourth quarter 2014 results exceed the guidance ranges we provided to the market on October 27. Net sales improved on a year-over-year basis for the fifth consecutive quarter led by the continued recoveries in the North America On-Highway and Off-Highway end markets, and higher demand in the Service Parts, Support Equipment & Other end market, partially offset by lower demand in the Outside North America On-Highway and North America Hybrid-Propulsion Systems for Transit Bus end markets. Allison continued to demonstrate strong operating margins and free cash flow while investing in growth opportunities despite challenging conditions in the Outside North America end markets. During the quarter, highlighting our commitments to cash flow generation and the return of capital to shareholders, Allison’s Board of Directors authorized a stock repurchase program for up to $500 million of its common stock and approved an increase in its quarterly cash dividend from $0.12 to $0.15 per share. In addition, we maintained our prudent approach to capital allocation by repaying $69 million of debt during the quarter. Given the heightened level of uncertainty and the lack of near-term visibility and confidence in the global Off-Highway end markets, we are taking a cautious approach to 2015.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2014 Net Sales ($M)	Q4 2013 Net Sales ($M)	% Variance
North America On-Highway	256	210	22%
North America Hybrid-Propulsion Systems for Transit Bus	17	32	(47%)
North America Off-Highway	36	14	157%
Defense	38	35	9%
Outside North America On-Highway	65	86	(24%)
Outside North America Off-Highway	19	14	36%
Service Parts, Support Equipment & Other	113	100	13%

Total Net Sales	544	491	11%

Fourth Quarter Highlights

North America On-Highway end market net sales were up 22 percent from the same period in 2013 principally driven by higher demand for Rugged Duty Series models and flat on a sequential basis principally driven by higher demand for Highway Series models, offset by lower demand for Pupil Transport/Shuttle Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 47 percent from the same period in 2013 principally driven by intra-year movement in the timing of orders and lower demand due to engine emissions improvements and non-hybrid alternatives that generally require a fully-automatic transmission (e.g. xNG), and down 26 percent sequentially principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were up 157 percent from the same period in 2013 and up 20 percent on a sequential basis principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were up 9 percent from the same period in 2013 principally driven by revenue deferred in the prior year period for certain tracked transmissions that were not shipped at the request of the U.S. government, partially offset by previously considered reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts, and up 9 percent sequentially principally driven by the intra-year movement in the timing of tracked transmission orders.

Outside North America On-Highway end market net sales were down 24 percent from the same period in 2013 reflecting weakness in China Bus and Europe Truck, and down 11 percent on a sequential basis principally driven by lower demand in China Bus and Truck, and Japan Truck.

Outside North America Off-Highway end market net sales were up 36 percent from the same period in 2013 principally driven by improved demand in the China energy sector, partially offset by lower demand in the global mining sector, and flat sequentially.

Service Parts, Support Equipment & Other end market net sales were up 13 percent from the same period in 2013 principally driven by higher demand for North America Off-Highway service parts and down 4 percent on a sequential basis principally driven by lower demand for North America On-Highway service parts consistent with seasonal aftermarket activity levels and global On-Highway support equipment commensurate with decreased transmission unit volumes, partially offset by higher demand for North America Off-Highway service parts.

Gross profit for the quarter was $256 million, an increase of 21 percent from $211 million for the same period in 2013. Gross margin for the quarter was 47.0 percent, an increase of 390 basis points from a gross margin of 43.1 percent for the same period in 2013. The increase in gross profit from the same period in 2013 was principally driven by increased net sales and price increases on certain products.

Selling, general and administrative expenses for the quarter were $89 million, an increase of 2 percent from $87 million for the same period in 2013, principally driven by increased global commercial spending activities, partially offset by favorable product warranty expense adjustments.

Engineering – research and development expenses for the quarter were $34 million, an increase of $7 million excluding the 2014 technology-related license expenses of $3 million to expand our position in transmission technologies, from $24 million for the same period in 2013. The increase was principally driven by increased product initiatives spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted Net Income for the quarter was $117 million, compared to $78 million for the same period in 2013, an increase of $39 million. The increase was principally driven by increased Adjusted EBITDA and decreased cash interest expense.

Adjusted EBITDA for the quarter was $185 million, or 34.0 percent of net sales, compared to $153 million, or 31.1 percent of net sales, for the same period in 2013. Excluding $3 million of technology-related license expenses, Adjusted EBITDA for the fourth quarter of 2014 was $188 million, or 34.6 percent of net sales. The increase in Adjusted EBITDA from the same period in 2013 was principally driven by increased net sales, price increases on certain products and favorable product warranty expense adjustments, partially offset by increased global commercial spending activities and product initiatives spending, and $3 million of technology-related license expenses.

Adjusted Free Cash Flow for the quarter was $129 million compared to $109 million for the same period in 2013. The increase was principally driven by increased net cash provided by operating activities, decreased capital expenditures, increased excess tax benefit from stock-based compensation and a $3 million increase in technology-related license expenses.

2015 Guidance

Allison expects 2015 net sales to be in the range of flat to down 5 percent compared to 2014, an Adjusted EBITDA margin in the range of 34 to 35.5 percent, and an Adjusted Free Cash Flow in the range of $475 to $525 million, or $2.60 to $2.90 per diluted share. Capital expenditures are expected to be in the range of $60 to $70 million, which includes maintenance spending of approximately $60 million. Cash income taxes are expected to be in the range of $10 to $15 million.

Our 2015 net sales guidance reflects a cautious approach given the heightened level of uncertainty and the lack of near-term visibility and confidence in the global Off-Highway end markets. Allison’s 2015 net sales outlook also assumes a continued recovery in the North America On-Highway end market, previously considered reductions in U.S. defense spending, continued weakness in the Outside North America On-Highway end market and lower demand for North America Hybrid-Propulsion Systems for Transit Bus due to engine emissions improvements and non-hybrid alternatives.

Although we are not providing specific first quarter 2015 guidance, Allison does expect first quarter net sales to be higher than the same period in 2014. The anticipated year-over-year increase in first quarter net sales is principally driven by higher demand in the North America On-Highway and Off-Highway end markets, partially offset by previously considered reductions in Defense net sales and lower demand in the North America Hybrid-Propulsion Systems for Transit Bus end market.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, February 10 to discuss its fourth quarter 2014 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on February 10 until 11:59 p.m. ET on February 17. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13599749.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net sales	$544.4	$491.0	$2,127.4	$1,926.8
Cost of sales	288.8	279.6	1,151.5	1,084.9

Gross profit	255.6	211.4	975.9	841.9
Selling, general and administrative expenses	88.8	87.4	344.6	334.9
Engineering—research and development	33.6	24.4	103.8	97.1
Loss associated with impairment of long-lived assets	15.4	—	15.4	—

Operating income	117.8	99.6	512.1	409.9
Interest expense, net	(37.4)	(28.4)	(138.4)	(132.9)
Other expense, net	(2.6)	(3.7)	(5.6)	(10.9)

Income before income taxes	77.8	67.5	368.1	266.1
Income tax expense	(27.3)	(24.6)	(139.5)	(100.7)

Net income	$50.5	$42.9	$228.6	$165.4

Basic earnings per share attributable to common stockholders	$0.28	$0.24	$1.27	$0.90
Diluted earnings per share attributable to common stockholders	$0.28	$0.23	$1.25	$0.88

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$263.0	$184.7
Accounts receivables—net of allowance for doubtful accounts of $0.3 and $0.4, respectively	207.4	175.1
Inventories	143.5	160.4
Deferred income taxes, net	119.7	58.1
Other current assets	24.4	28.6

Total Current Assets	758.0	606.9
Property, plant and equipment, net	514.6	563.4
Intangible assets, net	3,453.0	3,551.8
Deferred income taxes, net	1.3	1.1
Other non-current assets	77.3	89.4

TOTAL ASSETS	$4,804.2	$4,812.6

LIABILITIES
Current Liabilities
Accounts payable	$151.7	$150.4
Current portion of long term debt	17.9	17.9
Other current liabilities	176.3	218.9

Total Current Liabilities	345.9	387.2
Long term debt	2,502.6	2,660.4
Other non-current liabilities	557.9	326.2

TOTAL LIABILITIES	3,406.4	3,373.8
TOTAL STOCKHOLDERS’ EQUITY	1,397.8	1,438.8

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,804.2	$4,812.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$140.9	$138.1	$556.9	$453.5
Net cash used for investing activities (a)	(26.5)	(35.7)	(67.9)	(81.5)
Net cash used for financing activities	(66.5)	(69.8)	(424.1)	(277.5)
Effect of exchange rate changes in cash	7.0	(0.2)	13.4	10.0

Net increase in cash and cash equivalents	54.9	32.4	78.3	104.5
Cash and cash equivalents at beginning of period	208.1	152.3	184.7	80.2

Cash and cash equivalents at end of period	$263.0	$184.7	$263.0	$184.7

Supplemental disclosures:
Interest paid	$36.7	$46.3	$140.0	$159.2
Income taxes paid	$1.5	$0.3	$5.0	$3.8
(a) Additions of long-lived assets	$(26.5)	$(33.2)	$(64.1)	$(74.4)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income	$50.5	$42.9	$228.6	$165.4
plus:
Interest expense, net	37.4	28.4	138.4	132.9
Cash interest expense	(36.7)	(46.3)	(140.0)	(159.2)
Income tax expense	27.3	24.6	139.5	100.7
Cash income taxes	(1.5)	(0.3)	(5.0)	(3.8)
Amortization of intangible assets	24.7	25.2	98.8	105.3
Loss associated with impairment of long-lived assets (a)	15.4	—	15.4	—
Loss on impairment of technology-related investments (b)	—	2.5	2.0	5.0
Public offering expenses (c)	—	0.7	1.4	1.6

Adjusted net income	$117.1	$77.7	$479.1	$347.9
Cash interest expense	36.7	46.3	140.0	159.2
Cash income taxes	1.5	0.3	5.0	3.8
Depreciation of property, plant and equipment	22.8	24.6	93.8	98.7
Unrealized loss on foreign exchange (d)	1.8	—	5.2	2.3
Unrealized loss (gain) on commodity hedge contracts (e)	0.7	0.4	(1.0)	1.5
Dual power inverter module extended coverage (f)	1.0	—	1.0	(2.4)
Restructuring charge (g)	—	—	0.7	1.0
Loss on repayments of long-term debt (h)	0.2	0.3	0.5	0.8
Other (i)	3.5	3.1	14.7	13.8

Adjusted EBITDA	$185.3	$152.7	$739.0	$626.6
Adjusted EBITDA excluding technology-related license expenses (j)	$188.1	$152.7	$745.1	$632.6

Net sales	$544.4	$491.0	$2,127.4	$1,926.8
Adjusted EBITDA margin	34.0%	31.1%	34.7%	32.5%
Adjusted EBITDA margin excluding technology-related license expenses (j)	34.6%	31.1%	35.0%	32.8%
Net Cash Provided by Operating Activities	$140.9	$138.1	$556.9	$453.5
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(26.5)	(33.2)	(64.1)	(74.4)
Excess tax benefit from stock-based compensation (k)	11.8	4.4	24.6	13.7
Technology-related license expenses (j)	2.8	—	6.1	6.0

Adjusted Free Cash Flow	$129.0	$109.3	$523.5	$398.8

(a)	Represents a charge associated with the impairment of long-lived assets related to the production of a new hybrid propulsion system.
(b)	Represents a charge (recorded in Other expense, net) for investments in co-development agreements to expand our position in transmission technologies.
(c)	Represents fees and expenses (recorded in Other expense, net) related to our secondary offerings in September 2014, June 2014, April 2014, February 2014, December 2013, November 2013 and August 2013, and proposed secondary offering in April 2013.
(d)	Represents losses (recorded in Other expense, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(e)	Represents unrealized losses (gains) (recorded in Other expense, net) on the mark-to-market of our commodity hedge contracts.
(f)	During 2014 and 2013, we conducted reviews of the Dual Power Inverter Module (“DPIM”) extended coverage program resulting in an increase of the DPIM liablity in 2014 and a reduction of the DPIM liability in 2013, partially offset by a respective increase and reduction of the associated General Motors (“GM”) receivable (recorded in Selling, general and administrative expenses). The total liability and GM receivable will continue to be reviewed for any changes in estimate as additional claims data and field information become available.
(g)	Represents a charge (recorded in Selling, general and administrative, and Engineering—research and development) related to employee headcount reductions in the second quarter of 2014 and second quarter of 2013.
(h)	Represents losses (recorded in Other expense, net) realized on the repayments of Allison Transmission, Inc.‘s, our wholly owned subsidiary, long-term debt.
(i)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(j)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.
(k)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.